Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

SECOND QUARTER 2021 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –July 30, 2021 First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income for the three and six months ended June 30, 2021 of $3,605,000 and $7,483,000, respectively. Net income per share was $0.61 and $1.27 while dividends totaled $0.27 and $0.55 per share, respectively, for the three and six months ended June 30, 2021. Net income for the six months ended June 30, 2021 increased by $2,049,000 or 37.7% as compared to the same period in 2020. The increase was primarily due to increases in net interest income, mainly due to a decline in interest expense, and net securities gains.

Total interest income increased by $1,135,000 or 5.9% as compared to the six months ended June 30, 2020. The increase was chiefly due to a $689,000 increase in interest earned on Commercial Real Estate loans and a $702,000 increase in SBA fees. Total interest expense decreased by $1,312,000 or 33.6% primarily due to a $1,493,000 decrease in interest paid on deposits due to decreased interest rates.

Non-interest income, excluding net securities gains, increased by $690,000 or 23.7% for the six months ended June 30, 2021 as compared to the same period in 2020. Trust Department income increased $63,000 for the six months ended June 30, 2021 due to new account openings and higher fees earned on certain types of accounts due to increased market values. Net securities gains for the six months ended June 30, 2021 of $143,000 were realized due to gains on market value fluctuations on marketable equity securities held in the Corporation’s portfolio. Other income increased $612,000 for the six months ended June 30, 2021. The largest contributors to the increase in other income included a $221,000 increase in ATM and debit card income due to increased transaction volume and a $365,000 increase in gains on sales of mortgage loans mainly due to a higher volume of loans sold.

Non-interest expense increased during the six months ended June 30, 2021 to $12,744,000. The $1,174,000, or 10.1%, increase from 2020 was the result of a $583,000 increase in salaries and employee benefits, mainly due to an increase in employee profit sharing, training and salaries expense. There was also a $186,000 increase in FDIC insurance expense due to small bank assessment credits being applied fully utilized in the prior year, coupled with growth in assets. Pennsylvania shares tax increased $177,000 due to an increase in total Bank equity. The increases in non-interest expense are offset by decreases in occupancy expense and expenses associated with foreclosed assets held for resale in the combined amount of $53,000.

Income tax expense increased $478,000 during the six months ended June 30, 2021, as compared to the same period in 2020, due to higher overall operating income. The Corporation recognized $202,000 of tax credits from low-income housing partnerships in the first six months of 2021 and 2020.

Total assets increased to $1,310,466,000 at June 30, 2021, an increase of $241,747,000 or 22.6% as compared to June 30, 2020, due to an increase in debt securities and growth in net loans. Cash and cash equivalents increased $86,874,000 as of June 30, 2021 due to increased deposits.

Securities and restricted stocks increased $90,242,000 or 28.4%, net loans increased $64,201,000 or 9.6%, and deposits increased $218,621,000 or 25.9% at June 30, 2021 as compared to June 30, 2020. Stockholders’ equity increased $9,970,000 or 7.2% principally due to increases in retained earnings and accumulated other comprehensive income.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.